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                                                                  EXHIBIT 23.1

                      Consent of Independent Accountants






We consent to the incorporation by reference in the Prospectus Supplement of Credit Suisse First Boston Mortgage Securities Corp., relating to the Credit Suisse First Boston Mortgage Securities Corp., Mortgage-Backed Pass-Through Certificates, Series 2001-1, of our report dated February 3, 2000, on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption "Experts".

                                          /s/ PricewaterhouseCoopers LLP

January 29, 2001